SECURAC CORP.
NEWS RELEASE

                                                              [LOGO] SECRUAC(TM)

FOR IMMEDIATE RELEASE

            SECURAC ANNOUNCES ITS ACQUISITION OF RISK GOVERNANCE INC.

Calgary, Alberta - January 19, 2005 - On January 6, 2005, Securac Corp. (OTCBB:SECU) ("Securac") acquired all of the outstanding stock of Risk Governance, Inc., a private Delaware corporation ("RGI"). The acquisition was completed pursuant to a share purchase agreement, wherein Securac purchased 100% of the outstanding shares of RGI in exchange for a total of 2,295,444 shares of Securac common stock. As a result of the acquisition, RGI is now a wholly-owned subsidiary of Securac.

RGI's principal asset is an exclusive license to commercialize proprietary corporate governance software technology in North America. An enterprise-level application, the Risk Governance software enables companies to have optimal visibility of the risks to their businesses and provides tangible evidence of their desire to adopt strong corporate governance standards. This is achieved through a graphical executive dashboard showing the complete risk portfolio at a glance, entrenching accountability and intelligent risk-taking throughout the organization. The Risk Governance Software is the result of extensive product development and market testing over an 18-month period, and has been refined through close partnership with major Enterprise Risk Management (ERM) consultancies.

"Securac evaluated building an executive level dashboard which would provide executives a holistic `real time' view for governing risk and compliance within their organizations," states Terry Allen, Chief Executive Officer, Securac. "Our acquisition of RGI's software and operations accelerates Securac's product development and market expansion strategy to establish ourselves as the industry leader and benchmark for corporate governance and ERM. Risk scores and risk elements from Securac's Acertus(TM) application can now be fed into the Risk Governance engine providing an end-to-end solution ensuring that accountability and performance management is achieved for managing and mitigating risk and compliance exposure. The Risk Governance software has been widely adopted by large enterprises in the United Kingdom and will provide further endorsement, leverage and momentum for the market with a well established enterprise level product. With this acquisition and the integration of the Risk Governance solution into our Acertus(TM) software platform, we now have what we believe to be the leading edge governance, risk and compliance software in the world."

RGI co-founder, David Sallis further acknowledges, "We saw this as an excellent fit and recognized Acertus(TM) as highly complimentary in terms of quality of architecture and quality of development, and that the integration would result in a powerful combined business proposition for the market. This validates the time, effort and expertise that has been invested in the development of our software, and the integration represents a natural progression for both technologies. We believe the two products integrate perfectly to create unbeatable value for our Corporate Governance, Risk Management, and Compliance customers. We have also been delighted to find our corporate cultures and executive teams are a perfect mesh, and the geographical footprint now gives us further growth opportunity within North America. Our teams have been working together closely for several months in advance of the deal and we are confident we are a unified force in sales, service, engineering and management. We at RGI are delighted with this partnership and look forward to great success for our combined customers and shareholders."


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                                 SECURAC CORP.
                2500, 520 5th Avenue SW, Calgary, Alberta T2P3R7

                  Web: www.securac.net Email: info@securac.net

SECURAC CORP.
NEWS RELEASE

                                                              [LOGO] SECRUAC(TM)

About Securac

Securac's suite of risk management and compliance solutions enable organizations to identify, measure and manage information and physical security risks against international industry best practice standards and compliance (such as ISO 17799) while determining their ability to meet the legal requirements of numerous international and national legislative enactments. Securac's proprietary Acertus(TM) platform embodies a proven risk management methodology using industry accepted analytics in conjunction with extensive threat, vulnerability, risk mitigation and industry governmental regulation datasets. These powerful benchmarking capabilities allow enterprises to build a valid and enduring enterprise risk management and compliance strategy.

Securac's principal office is located in Calgary, Alberta, Canada and it maintains sales offices in Edmonton, Toronto, Vancouver, San Mateo and Boston.

For more information on Securac's product and service offerings, e-mail info@securac.net or call toll free (877) 328-7220.

Except for historical information, this news release contains forward-looking statements, which reflect Securac's current expectation regarding future events. These forward-looking statements involve risk and uncertainties, which may cause but are not limited to, changing market conditions, the successful and timely completion of financing, the establishment of corporate alliances, the impact of competitive products and pricing, new product development, uncertainties related to the regulatory environment, and other risks detailed from time to time in Securac's ongoing news releases.

Contact

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   Terry W. Allen                      R.C. (Bob) Stewart
   Chief Executive Officer             Investor Relations
   Securac Corp.                       Securac Corp.
   Tel: (403) 225-0403                 Tel: (403)225-0403
   tallen@securac.net                  bstewart@securac.net


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                                 SECURAC CORP.
                2500, 520 5th Avenue SW, Calgary, Alberta T2P3R7

                  Web: www.securac.net Email: info@securac.net